Exhibit 99.1

FOR IMMEDIATE RELEASE

June 27, 2016

Gannett to Acquire Digital Marketing Solutions Company ReachLocal, Inc.

Adds more than $320 million of annual digital revenue

McLean, VA and Woodland Hills, CA – Gannett Co., Inc. (NYSE: GCI) and ReachLocal, Inc. (NASDAQ: RLOC) announced today the execution of a definitive merger agreement whereby Gannett would acquire the outstanding shares of ReachLocal, Inc., for $4.60 per share in cash, via a tender offer. This represents a 188% premium to the unaffected closing price on Friday, June 24, 2016, and a total enterprise value of approximately $156 million. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to be completed in the third quarter of 2016. Gannett expects this transaction to be approximately neutral to earnings per share in its first full year and modestly accretive in its second full year.

Robert Dickey, Gannett president and chief executive officer said, “The acquisition of ReachLocal accelerates Gannett’s digital growth strategy, adding more than $320 million of annual digital revenue, the best digital marketing solutions technology in the market, and an outstanding and well-respected management team to Gannett’s digital business. ReachLocal’s focus on local small and medium sized businesses aligns well with Gannett’s local-to-national strategy and extends our reach into new local markets. This transaction represents an important step as we continue to transform our business to meet the changing needs of consumers and advertisers in today’s digital world. We are excited to welcome the talented ReachLocal team to Gannett and look forward to working with them to drive digital growth and create value for our stockholders.”

Initially, ReachLocal will expand Gannett’s digital revenue by roughly 50% with its more than 16,000 customers in markets throughout North America, Latin America, Europe and Asia/Pacific. At the conclusion of Gannett’s current digital services arrangement in its existing markets in mid-2017, the combined organization will benefit from leveraging ReachLocal’s best-in-class digital marketing services products in Gannett’s existing 107 local markets in the U.S. ReachLocal brings a diversified client base with home services, healthcare, automotive and professional services representing its largest vertical markets.

Sharon Rowlands, ReachLocal chief executive officer said, “We are excited to bring new market opportunities and scale to Gannett’s growing and important digital business. We believe that this powerful combination will drive growth and allow us to accelerate innovation, enabling the best and most complete digital marketing solutions in the market today.”

Under the terms of the agreement, a subsidiary of Gannett will commence a tender offer for all outstanding shares of ReachLocal for $4.60 per share in cash, which will remain open for at least 20 business days. The transaction is subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and there being validly tendered and not withdrawn in the tender offer a majority of the outstanding ReachLocal shares. Shortly following the closing of the tender offer, in a second-step merger that will not require stockholder approval, Gannett will acquire all remaining ReachLocal shares.

The Raine Group LLC is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Gannett. Greenhill & Co., LLC is serving as independent financial advisor to Gannett’s board of directors. Citi is serving as exclusive financial advisor and Latham & Watkins LLP is serving as legal counsel to ReachLocal.

About Gannett
Gannett Co., Inc. is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

About ReachLocal
ReachLocal, Inc. is an exceptional, innovative global company. It is headquartered in Woodland Hills, Calif., and operates in four regions: North America, Latin America, Europe, and Asia-Pacific. The company is the premiere provider of digital services for small and medium sized businesses in the markets it serves. Products include a full suite of digital services related to web presence, search, lead generation and advertising. Among the many ways ReachLocal helps clients is by creating a complete web presence, providing digital advertising solutions that optimize campaigns, and, through its ReachEdge™ lead conversion software, enabling clients to build leads and convert them into customers while tracking what marketing sources work best. For the past two years the company has earned Confirmit ACE Awards related to its Voice of the Customer Program and recently won a Bronze in the 2016 American Business Awards competition for its ReachDisplay InApp™ solution, which delivers location-based dynamic advertisements to consumer smartphones. In addition, ReachLocal was awarded the prestigious 2015 Google Quality Award in North America and several other markets it serves.

Additional Information

This release does not constitute an offer to buy or a solicitation of an offer to sell any securities. Gannett has not yet commenced the tender offer for the shares of ReachLocal at this time. Upon commencement of the tender offer, Gannett will file with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits (including the offer to purchase, the letter of transmittal and other related documents), and ReachLocal will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Any definitive tender offer documents will be mailed to the shareholders of ReachLocal. INVESTORS AND SECURITY HOLDERS OF REACHLOCAL ARE STRONGLY URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Once filed, investors and security holders will be able to obtain free copies of these documents and other documents filed with the SEC by Gannett through the website maintained by the SEC at http://www.sec.gov, and from the information agent named in the tender offer materials.

FORWARD LOOKING STATEMENTS

Certain statements in this release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of ReachLocal, the expected timetable for completing the acquisition and the benefits of the acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, economic conditions affecting the newspaper publishing business, the uncertainty of regulatory approvals, Gannett’s and ReachLocal’s ability to satisfy the merger agreement conditions and consummate the transaction on a timely basis, and Gannett’s ability to successfully integrate ReachLocal’s operations and employees with Gannett’s existing business. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Gannett and ReachLocal’s overall business, including those more fully described in Gannett’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 27, 2015, and its quarterly report filed on Form 10-Q for the quarter ended March 27, 2016, and those more fully described in ReachLocal’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2015 and its quarterly report filed on Form 10-Q for the quarter ended March 31, 2016.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.

Investor Contact for Gannett:
Michael Dickerson
Vice President, Investor Relations & Real Estate
(703) 854-6185
mdickerson@gannett.com

Media Contact for Gannett:
Amber Allman
Vice President, Corporate Events & Communications
(703) 854-5358
aallman@gannett.com

Investor Contact for ReachLocal:
Alex Wellins
The Blueshirt Group
(415) 217-5861
alex@blueshirtgroup.com

Media Contact for ReachLocal:
Jeff Fox
The Blueshirt Group
(415) 828-8298
jeff@blueshirtgroup.com